Exhibit 99.3

Steve Loranger Chairman, President & CEO

ITT Corporation
4 West Red Oak Lane
White Plains, NY 10604
tel 914-641-2000

September 17, 2007
Dear EDO Employees,
As you know, ITT and EDO announced today that we have reached a definitive agreement for EDO to combine with the Defense Electronics and Services group of ITT. We are very excited about this transaction and all of the benefits it has for both companies, especially for EDO and ITT employees.
We at ITT have great respect for your many accomplishments and professionalism. It is your technological achievements, high ethical standards and your company-wide commitment to innovation that make our two companies an excellent fit. Together, with our world-class team of professionals, we will be able to serve a broader customer base than ever before, and we’ll provide our customers with the very best services and technologies available in the marketplace today.
ITT and EDO have complementary technologies in areas such as sensing and surveillance, and both companies have critical capabilities that are enabling the military to sustain its competitive advantage. EDO will help better position ITT in vital modernization programs, while ITT’s greater resources and additional expertise will help bring EDO’s technologies to the next level.
Each of our companies has particular strengths, and together, we can capitalize on more opportunities and grow even faster.
During the coming weeks, our ITT team will be visiting several EDO facilities. I look forward to meeting with many of you and talking with you in person.
Sincerely,

Steven L. Loranger
Chairman, President & CEO